Exhibit (a)(1)

Vintage Petroleum, Inc.
Offer to Exchange Outstanding Options
for Restricted Stock or Restricted Stock Rights

This Offer and the Related Right of Withdrawal Will Expire at 11:59 p.m.,
Eastern Time, on Thursday, February 20, 2003, Unless Vintage Extends the Offer.

Vintage Petroleum, Inc. (“Vintage “) is offering Eligible Employees (as defined below) the opportunity to receive shares of our common stock (“Restricted Stock”), which will be issued as restricted stock subject to forfeiture and other restrictions until they vest, or in the case of our Eligible Employees who reside in Canada, restricted stock rights (the “Restricted Stock Rights”), which will represent the right to receive shares of our common stock upon vesting, in exchange for the following options to purchase shares of our common stock granted under the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “1990 Plan”):

1.	outstanding options having an exercise price per share of $19.28 (the “Class A Options”);

2.	outstanding options having an exercise price per share of $19.5625 (the “Class B Options”);

3.	outstanding options having an exercise price per share of $19.655 (the “Class C Options”);

4.	outstanding options having an exercise price per share of $20.025 (the “Class D Options”);

5.	outstanding options having an exercise price per share of $20.1875 (the “Class E Options”);

6.	outstanding options having an exercise price per share of $20.46 (the “Class F Options”); and

7.	outstanding options having an exercise price per share of $21.8125 (the “Class G Options”)

(collectively, the “Eligible Options”).

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Letter of Transmittal (together, as amended or supplemented from time to time, the “Offer”).

If you decide to accept the Offer with respect to any Eligible Options, you must tender all of your Eligible Options.

You are eligible to participate in the Offer (“Eligible Employees”) if you hold Eligible Options and are an employee of Vintage or one of its subsidiaries on both the date hereof and the Expiration Date (as defined below). Our non-employee directors are not eligible to participate in the Offer.

You may tender your Eligible Options at any time prior to 11:59 p.m., Eastern Time, on Thursday, February 20, 2003 (such date, or such later date to which we extend the Offer as described herein, the “Expiration Date”), by following the procedures listed in Section 3.

Restricted Stock, as described further in this Offer to Exchange, represents shares of our common stock which are subject to forfeiture and other restrictions until they vest under the terms of a new Restricted Stock Award Agreement between each tendering option holder who receives Restricted Stock and Vintage. Each Restricted Stock Right, as described further in this Offer to Exchange, represents the right to receive a share of our common stock if certain conditions are met. Restricted Stock Rights are subject to forfeiture and other restrictions until they vest, at which time the related shares of common stock will be issued to you without restrictions. The Restricted Stock Rights will be subject to the terms of a new Restricted Stock Rights Award Agreement between each tendering option holder who receives Restricted Stock Rights and Vintage. The number of shares of Restricted Stock or Restricted Stock Rights that you receive with respect to your Class A to G Options will be determined by (1) multiplying (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (2) totaling the results for all of those classes (rounded to the nearest whole share). An example of this calculation is given in the “Summary Term Sheet” following the Table of Contents in this Offer to Exchange. The exchange factors for Class A to G Options are listed in the following table:

Class of Option	Exercise Price	Exchange Factor
Class A	$19.28	.23
Class B	$19.5625	.30
Class C	$19.655	.16
Class D	$20.025	.14
Class E	$20.1875	.21
Class F	$20.46	.32
Class G	$21.8125	.30

So long as you remain employed with Vintage or its subsidiaries, the Restricted Stock and the Restricted Stock Rights will vest in three annual installments with thirty-three and one-third percent (33 1/3%) vesting on February 20, 2004; another thirty-three and one-third percent (33 1/3%) vesting on February 20, 2005; and the final thirty-three and one-third percent (33 1/3%) vesting on February 20, 2006. Even if your options are currently vested, the Restricted Stock or the Restricted Stock Rights you receive will be subject to this vesting schedule. The Restricted Stock or the Restricted Stock Rights may vest early upon the occurrence of certain events described in Section 8. You will not be given credit for vesting as a result of service with Vintage prior to the date the Restricted Stock or the Restricted Stock Rights are granted. If your employment is terminated prior to the vesting date of the Restricted Stock or the Restricted Stock Rights, all or a portion of your unvested Restricted Stock or Restricted Stock Rights may be forfeited. See Section 8.

Any options you hold other than Eligible Options will remain outstanding whether or not you participate in the Offer. If you choose not to participate in the Offer, all of your existing options will remain outstanding on their current terms and conditions.

If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock or Restricted Stock Rights. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option award agreements between you and us.

Although our Board of Directors (the “Board”) has authorized this Offer, none of Vintage, the Board or the Compensation Committee of the Board makes any recommendation as to whether you should tender your options for exchange. The Board recognizes that the decision to tender is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “VPI.” On January 17, 2003, the closing price of our common stock on the New York Stock Exchange was $10.93 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

(ii)

IMPORTANT INFORMATION

If you wish to tender your Eligible Options for exchange, you must complete and return to us the Letter of Transmittal and the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, by mail, hand delivery, overnight delivery or facsimile in accordance with the instructions in Section 3 of this Offer to Exchange.

This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this Offer to option holders in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

The date of this Offer to Exchange is January 21, 2003.

A “Summary Term Sheet” describing the principal terms of the Offer follows the Table of Contents. You should read this entire Offer to Exchange, the related Letter of Transmittal and the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, carefully before deciding whether or not to tender your options for exchange.

(iii)

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

THE OFFER		9

1.	Number of Restricted Stock Shares and Restricted Stock Rights; Expiration Date	9

2.	Purpose of the Offer	11

3.	Procedures; Acceptance of Options	11

4.	Withdrawal Rights	12

5.	Acceptance of Options for Cancellation; Issuance of Restricted Stock and Restricted Stock Rights	13

6.	Conditions of the Offer	13

7.	Price Range of Our Common Stock and Dividends Paid	15

8.	Source and Amount of Consideration; Terms of Restricted Stock and Restricted Stock Rights	15

9.	Information About Vintage	17

10.	Interests of Directors and Officers; Transactions and Arrangements About the Options	19

11.	Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer	19

12.	Legal Matters; Regulatory Approvals	19

13.	Material U.S. Tax Consequences	20

14.	International Tax Consequences	21

15.	Extension of Offer; Termination; Amendment	22

16.	Fees and Expenses	22

17.	Additional Information	22

18.	Miscellaneous	23

SCHEDULE A — INFORMATION ABOUT VINTAGE’S DIRECTORS AND EXECUTIVE OFFICERS

(iv)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1:	What Options Are Eligible for Exchange?

A.
        We are offering Eligible Employees (as defined below) the opportunity to receive shares of our common stock (“Restricted Stock”) or in the case of our Eligible Employees who reside in Canada restricted stock rights (the “Restricted Stock Rights”) in exchange for the following options to purchase shares of our common stock granted under the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “1990 Plan”):

1.	outstanding options having an exercise price per share of $19.28 (the “Class A Options”);

2.	outstanding options having an exercise price per share of $19.5625 (the “Class B Options”);

3.	outstanding options having an exercise price per share of $19.655 (the “Class C Options”);

4.	outstanding options having an exercise price per share of $20.025 (the “Class D Options”);

5.	outstanding options having an exercise price per share of $20.1875 (the “Class E Options”);

6.	outstanding options having an exercise price per share of $20.46 (the “Class F Options”); and

7.	outstanding options having an exercise price per share of $21.8125 (the “Class G Options”)

(collectively, the “Eligible Options). See Section 1.

Q2:	Who May Participate in the Offer?

A.
        You are eligible to participate in the Offer (“Eligible Employees”) if you hold Eligible Options and are an employee of Vintage or one of its subsidiaries on both the date hereof and the Expiration Date (as defined below). Our non-employee directors are not eligible to participate in the Offer. See Section 1.

Q3:	Why Is Vintage Making the Offer?

A.
        We are making this Offer to enhance the retentive and incentive impact of outstanding equity compensation awards, and to advance further our corporate philosophy of employees as owners by reducing the number of stock options currently outstanding in order to be able to grant different types of incentive awards.

We remain committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people and aligns the interests of our employees with those of our stockholders. However, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We feel that these underwater options do not advance this goal.

Accordingly, we felt it appropriate at this time to make this Offer in order to create a renewed opportunity for employees to realize future benefit from their equity awards. See Section 2.

Q4:	How Many Shares of Restricted Stock or Restricted Stock Rights Will I Receive in Exchange for Class A to G Options That I Tender?

A.
The number of shares of Restricted Stock or Restricted Stock Rights that you receive with respect to Class A to G Options that you tender will be determined by (i) multiplying (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (ii) adding the number of shares of Restricted Stock or Restricted Stock Rights for all of such classes (rounded to the nearest whole share). The exchange factor for each class is as follows:

Class of Option	Exercise Price	Exchange Factor
Class A	$19.28	.23
Class B	$19.5625	.30
Class C	$19.655	.16
Class D	$20.025	.14
Class E	$20.1875	.21
Class F	$20.46	.32
Class G	$21.8125	.30

For example, if you tender 1,000 Class G Options with an exercise price per share of $21.8125, and 500 Class A Options with an exercise price per share of $19.28, then:

•	with respect to your Class G Options:

•	the number of your Class G Options (1,000) is multiplied by

•	the exchange factor for Class G of .30 (i.e., .30 of a share of Restricted Stock or Restricted Stock Right is awarded for every 1 option surrendered),

•	resulting in 300 shares of Restricted Stock or Restricted Stock Rights to be granted in exchange for your Class G Options; and

•	with respect to your Class A Options:

•	the number of your Class A Options (500) is multiplied by

•	the exchange factor for Class A of .23 (i.e., .23 of a share of Restricted Stock or Restricted Stock Right is awarded for every 1 option surrendered),

•	resulting in 115 shares of Restricted Stock or Restricted Stock Rights to be granted in exchange for your Class A Options; and

•	you receive a total of 415 shares of Restricted Stock or Restricted Stock Rights (the sum of 300 + 115 = 415).

In order for you to review your stock option grants, including your Eligible Options, we will mail to your home a copy of your most recent Personnel Option Status report.

You will not be required to pay cash for the shares of Restricted Stock or the Restricted Stock Rights you receive or the shares of common stock you receive upon the vesting of the Restricted Stock Rights.

Q5:	What Is Restricted Stock?

A.
        Restricted Stock represents shares of our common stock. The shares are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting. The Restricted Stock will be granted under the 1990 Plan and will be subject to the terms of the Restricted Stock Award Agreement entered into by you and us. See Section 8.

You will not receive a stock certificate for the Restricted Stock until after the Restricted Stock has vested. Until then, the Restricted Stock will be held in our custody. Once the Restricted Stock has vested, the stock will no longer be subject to forfeiture and will be free of the terms, conditions and restrictions contained in the Restricted Stock Award Agreement, including the restrictions on transfer. You will then receive a certificate for the corresponding number of shares of common stock. See Section 8.

As a holder of Restricted Stock, you are a stockholder and are entitled to vote and receive dividends, notices of meetings and other materials provided to Vintage stockholders. See Section 8.

Q6:	What Are Restricted Stock Rights?

A.
        The Restricted Stock Rights represent the right to receive shares of our common stock upon vesting. The Restricted Stock Rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. You are not a stockholder as a result of holding Restricted Stock Rights, and Restricted Stock Rights do not entitle you to vote or receive dividends, notices of meetings, and other materials provided to Vintage stockholders until the Restricted Stock Rights vest, at which time the related shares will be issued to you. The Restricted Stock Rights will be granted under the 1990 Plan and will be subject to the terms of the Restricted Stock Rights Award Agreement entered into by you and us. See Section 8. After Restricted Stock Rights have vested, and the related shares are issued to you, you will have stockholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. See Section 8.

Q7:	What Determines Whether I Receive Restricted Stock or Restricted Stock Rights in Exchange for My Eligible Options?

A.	Our Eligible Employees who reside in Canada will receive Restricted Stock Rights and all other Eligible Employees will receive Restricted Stock.

Q8:	When May I Tender My Options in Exchange for Restricted Stock or Restricted Stock Rights?

A.	You may tender options at any time prior to 11:59 p.m., Eastern Time, on Thursday, February 20, 2003 (such date, or any later expiration date to which we extend the Offer, the “Expiration Date”).

Q9:	How Do I Tender My Options?

A.
        If you decide to tender your options, we must receive a properly completed Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, no later than 11:59 p.m., Eastern Time, on the Expiration Date. You may tender options by completing and manually executing the Letter of Transmittal and the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, included with this Offer to Exchange, and delivering these documents to us in accordance with the instructions listed in Section 3 and in the Letter of Transmittal as follows:

If by Mail, Hand Delivery or Overnight Delivery:
Michael F. Meimerstorf
Vintage Petroleum, Inc.
110 West Seventh Street, Suite 2300
Tulsa, Oklahoma 74119-1029

If by Facsimile, to Michael F. Meimerstorf at fax number (918) 878-5226

We recommend that you keep a copy of your completed Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement. We will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options, which may be by electronic mail or other written communication, promptly after the Expiration Date. You should review the Offer to Exchange, the Letter of Transmittal, and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement before making your decision. Copies of these documents have been provided to you by paper delivery.

Q10:	If I Decide to Exchange Eligible Options, Do I Have to Exchange All of My Options or Can I Just Exchange Some of Them?

A.	If you accept this Offer with respect to any Eligible Options, you must tender all Eligible Options of all classes. See Section 1.

Q11:	Will Vintage Accept All Options Offered for Exchange?

A.
        We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer set forth in Section 6, we will accept all options that are properly and timely tendered and not validly withdrawn. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other means of written communication that the Offer expired and your options were accepted. You will also be notified by electronic mail or other means as to the number of shares of Restricted Stock or Restricted Stock Rights you were granted. See Sections 5 and 6.

Q12:	Are There Conditions to the Offer?

A.
        The Offer is not conditioned on the tender of a minimum number of options. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer, as described in Section 6.

Q13:	When Will I Receive My Restricted Stock or Restricted Stock Rights and the Related Shares of Common Stock?

A.
        If you properly tender Class A to G Options and we accept all options tendered, the grant of the Restricted Stock and the Restricted Stock Rights will be effective as of the Expiration Date unless we reject all options tendered in accordance with Section 6.

Your award of Restricted Stock will be evidenced by the Restricted Stock Award Agreement between you and us. You will not receive a stock certificate for the Restricted Stock until the Restricted Stock has vested. Until then, the Restricted Stock will be held in our custody. As the Restricted Stock vests in accordance with the terms and conditions of the award, you will receive a certificate for the shares of common stock relating to the vested portion of the Restricted Stock.

Your award of Restricted Stock Rights will be evidenced by the Restricted Stock Rights Award Agreement between you and us. As the Restricted Stock Rights vest in accordance with the terms and conditions of the award, a certificate for the shares of common stock relating to the vested portion of the Restricted Stock Rights will be issued to you.

Q14:	What Is the Vesting Schedule for the Restricted Stock and the Restricted Stock Rights?

A.
        So long as you remain employed with Vintage or its subsidiaries, the Restricted Stock and the Restricted Stock Rights will vest in three annual installments with thirty-three and one-third percent (33 1/3%) vesting on February 20, 2004, another thirty-three and one-third percent (33 1/3%) vesting on February 20, 2005 and the final thirty-three and one-third percent (33 1/3%) vesting on February 20, 2006. Even if your options are currently vested, the Restricted Stock or the Restricted Stock Rights you receive will be subject to vesting over this three-year period.

For example, assume that you receive 1,000 shares of Restricted Stock in exchange of your Class A to G Options. Assuming you are still employed by us on each of the following dates:

•	On February 20, 2004, 333 shares of Restricted Stock will vest.

•	On February 20, 2005, an additional 333 shares of Restricted Stock will vest.

•	On February 20, 2006, the remaining 334 shares of Restricted Stock will vest.

The Restricted Stock and the Restricted Stock Rights also may vest early upon the occurrence of certain events described in Section 8.

If your employment is terminated prior to the vesting date of the Restricted Stock or the Restricted Stock Rights, all or a portion of the unvested Restricted Stock or the Restricted Stock Rights may be forfeited. See Section 8 and Question 15 below.

Q15:	What Happens to the Restricted Stock or the Restricted Stock Rights Versus My Existing Stock Options If My Employment Terminates?

A.
        The terms and conditions of the Restricted Stock and the Restricted Stock Rights provide that any unvested portion of the grant will be forfeited upon a termination of employment, except as set forth below. Employment can terminate for a number of reasons, including death, disability, voluntary termination, involuntary termination for cause or otherwise.

The following chart compares the consequences of termination of employment on the vesting of the Restricted Stock and the Restricted Stock Rights versus your existing stock options. With respect to the terms of your existing stock options, these are generally representative terms; please review your individual stock option agreements, which may have different provisions, before deciding whether to participate in the Offer.

Impact of Termination of Employment on Restricted Stock and
Restricted Stock Rights Granted in this Offer vs. Eligible Stock Options

Reason for Termination	Restricted Stock and Restricted Stock Rights	Stock Options

Voluntary Resignation	Unvested stock and rights are cancelled.	Options are immediately cancelled.

Disability	All stock and rights become fully vested on the date of termination.	Options are immediately cancelled.

Death	All stock and rights become fully vested on the date of termination.	• Vested options are exercisable until the earlier of one year from the date of termination and the grant expiration date. • Unvested options are immediately cancelled.

Cause	Unvested stock and rights are cancelled.	Options are immediately cancelled.

Other Termination by Vintage Without Cause	All stock and rights become fully vested on the date of termination.	Options are immediately cancelled.

See Section 8.

Q16:	What Will Happen to My Options if I Do Not Tender My Options?

A.
        If you choose not to participate in the Offer, you will continue to hold your existing stock options under the terms of each award as it was granted to you. You will not receive the Restricted Stock or the Restricted Stock Rights.

Q17:	Do I Have to Return a Letter of Transmittal if I Do Not Want to Exchange My Options?

A.	No.

Q18:	What Happens if I Tender My Options but My Employment Is Terminated Before the Expiration Date?

A.
        If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock or Restricted Stock Rights. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the existing stock option award agreements between you and us.

Q19:	Will I Have to Pay Taxes When I Exchange My Options in the Offer?

A.
        If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options unless you make a Section 83(b) election. See Section 13. If you are a non-U.S. employee, you may incur immediate tax consequences when you exchange your options as discussed in Section 14. Please see Question 20 for more information about the tax consequences of receiving the Restricted Stock and the vesting of Restricted Stock Rights.

Q20:	What Are the Income and Withholding Tax Consequences of the Restricted Stock and the Vesting of Restricted Stock Rights?

A.
        If you are a U.S. citizen or resident and tender Class A to G Options in exchange for Restricted Stock, you will recognize ordinary income equal to (i) the fair market value of the Restricted Stock awarded to you at the time of the award if you make a timely Section 83(b) election, or (ii) the fair market value of the shares of Restricted Stock distributed to you at the time(s) you vest in your Restricted Stock.

We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date the shares vest (or on the date the Restricted Stock is awarded if a timely Section 83(b) election is made) or, if no sales are reported on that date, in accordance with applicable tax laws.

The ordinary income resulting from your Section 83(b) election or the vesting of your Restricted Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year(s) in which the Section 83(b) election is made or vesting(s) occur.

At the time(s) you recognize ordinary income by reason of your Section 83(b) election or the vesting(s) of your Restricted Stock, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus.

We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer. See Section 13.

Also please see Section 14 for a general discussion of certain tax consequences for non-U.S. employees. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

Q21:	How Will Movements in Vintage’s Stock Price During the Offer Period Affect the Value of My Options Versus the Restricted Stock and the Restricted Stock Rights?

A.
        The theoretical values of both your existing options and the Restricted Stock and the Restricted Stock Rights you would receive if you participate in the Offer would be affected by stock price movements during the offer period, although the impact on value would not be the same. Restricted Stock and Restricted Stock Rights are said to be more “sensitive” to stock price movements because the theoretical value of Restricted Stock and Restricted Stock Rights change in direct relationship to changes in the price of Vintage stock, while your options are said to be less sensitive because each of your options will only fractionally change in value with changes in the price of Vintage stock because of the exercise price. An option becomes less sensitive to stock price movements as the stock price falls further below the option’s exercise price. However, please note that although the theoretical value of your options is less sensitive to stock price changes than the Restricted Stock and the Restricted Stock Rights you would receive in exchange, your options will ultimately have no value if the stock price does not appreciate above the relevant exercise prices by the time of the relevant expiration date for each option. Also note that you will receive fewer shares of Restricted Stock and Restricted Stock Rights than the number of Eligible Options you will give up, and you will not be able to sell the Restricted Stock or the Restricted Stock Rights until they vest. As of the time of making this offering, the current price of Vintage stock is significantly lower than the exercise prices of all of your Eligible Options.

Q22:
How Would the Restricted Stock and the Restricted Stock Rights Be Adjusted if Some Corporate Transaction Requiring Adjustment of the Restricted Stock and the Restricted Stock Rights Under the 1990 Plan Occurs?

A.
        At the time of such action, pursuant to the provisions of the 1990 Plan and the Restricted Stock Award Agreement and the Restricted Stock Rights Award Agreement, the Board or the Compensation Committee of the Board (the “Committee”) could authorize an adjustment to the outstanding Restricted Stock and the Restricted Stock Rights in a way that preserves the market value of the award. However, to the extent that your Restricted Stock or Restricted Stock Rights had vested and you continued to hold the shares issued to you, then you would receive any distribution that was made to holders of Vintage common stock generally.

Q23:	How Were the Exchange Factors for the Options Determined?

A.
        The Board determined the exchange factors after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing stock options, which considers factors such as the remaining life of an option, the difference between the exercise price and the stock price, the dividend yields, risk-free interest rates and the volatility of the stock price) of the outstanding stock options and the additional compensation expense to Vintage associated with the Offer. The exchange factors for the different classes were determined based on the Black-Scholes value for the options in each class and an estimated stock price of approximately $10.67 per share (the fair market value on January 6, 2003). This results in a total compensation expense of roughly $6.2 million over the life of the awards. The above total compensation expense and the Black-Scholes value for the options would differ if Vintage’s stock price is above or below the estimated $10.67 per share at the time the Restricted Stock and the Restricted Stock Rights are awarded. There is no guarantee as to the actual value of your Restricted Stock or Restricted Stock Rights at the time they vest or that your options would not have resulted in greater value to you. Also please note that in order for you to realize value on your Eligible Options, the market price of the underlying stock will have to rise above the option exercise price.

Q24:	What Happens to the Restricted Stock and the Restricted Stock Rights Versus My Existing Stock Options if There Is a Change of Control of Vintage?

A.
        Treatment of Restricted Stock and Restricted Stock Rights upon Change of Control.    The Restricted Stock Award Agreement provides that if a change of control (as defined in the 1990 Plan) of Vintage occurs, your Restricted Stock would fully vest and a certificate for the corresponding number of shares of common stock would be issued to you. The Restricted Stock Rights Award Agreement provides that if a change of control (as defined in the 1990 Plan) of Vintage or a change of control (as defined in the agreement) of Vintage Petroleum Canada, Inc. occurs, your Restricted Stock Rights would fully vest and the related shares of common stock would be issued to you. You should also note that your Restricted Stock and Restricted Stock Rights may not vest if you are terminated after the announcement of a transaction which would constitute a change of control but before the completion of that transaction.

Treatment of Stock Options upon Change of Control.    Eligible Options generally provide that if a change of control (as defined in the 1990 Plan) of Vintage occurs, the options would fully vest. You should also note that your Eligible Options may not fully vest if you are terminated after the announcement of a transaction which would constitute a change of control but before the completion of that transaction. Your individual stock option agreements may or may not be more favorable than the general terms described above. Please review your existing stock option agreements carefully.

Q25:	When Does the Offer Expire?

A.
        The Offer expires on February 20, 2003, at 11:59 p.m., Eastern Time, unless we extend it. We may, at our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Time, on February 21, 2003. See Section 15.

Q26:	May I Withdraw Options I Have Previously Tendered?

A.
        You may withdraw your previous tender of Eligible Options at any time before 11:59 p.m., Eastern Time, on February 20, 2003 (or if we extend the Offer beyond February 20, at any time before the extended expiration of the Offer) by delivering to us a Notice of Withdrawal by mail, hand delivery, overnight delivery, or facsimile in accordance with the instructions in Section 3. If you submit a Notice of Withdrawal, you may still re-tender your options after withdrawing by delivering to us a new Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, in accordance with the instructions in the Letter of Transmittal. See Section 4.

Q27:	What Does the Board of Directors Think of This Offer?

A.
        Although the Board has authorized this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board nor the Committee is making a recommendation to employees as to whether or not to accept this Offer.

We have been advised that most of our executive officers, including those that are directors, intend to tender options pursuant to this Offer. Our non-employee directors are not eligible to participate in this Offer.

Q28:	Is There Any Information Regarding Vintage That I Should Be Aware Of?

A.
        Before making your decision you should carefully review the information about Vintage set forth in Section 9 of this document. This information includes certain financial information and explains where you can find additional information about us.

Q29:	Who Can I Talk to if I Have Questions About the Offer?

A.
        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

If you have questions about which of your stock options are eligible for the Offer or about the Offer, please contact Michael F. Meimerstorf at (918) 878-5742.

THE OFFER

1.    Number of Restricted Stock Shares and Restricted Stock Rights; Expiration Date.

Vintage is offering Eligible Employees (as defined below) the opportunity to receive shares of our common stock (“Restricted Stock”), which will be issued as restricted stock subject to forfeiture and other restrictions until they vest, or in the case of our Eligible Employees who reside in Canada, restricted stock rights (the “Restricted Stock Rights”), which will represent the right to receive shares of our common stock upon vesting, in exchange for the following options to purchase shares of our common stock granted under the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “1990 Plan”):

1.	outstanding options having an exercise price per share of $19.28 (the “Class A Options”);

2.	outstanding options having an exercise price per share of $19.5625 (the “Class B Options”);

3.	outstanding options having an exercise price per share of $19.655 (the “Class C Options”);

4.	outstanding options having an exercise price per share of $20.025 (the “Class D Options”);

5.	outstanding options having an exercise price per share of $20.1875 (the “Class E Options”);

6.	outstanding options having an exercise price per share of $20.46 (the “Class F Options”);

7.	outstanding options having an exercise price per share of $21.8125 (the “Class G Options”)

(collectively, the “Eligible Options”).

All Eligible Options were granted under the 1990 Plan.

You are eligible to participate in the Offer (“Eligible Employees”) if you hold Eligible Options and are an employee of Vintage or one of its subsidiaries on both the date hereof and the Expiration Date (as defined below). Our non-employee directors are not eligible to participate in the Offer.

If you decide to participate in this Offer, you must tender ALL of your Eligible Options.

You may tender your Eligible Options at any time prior to 11:59 p.m., Eastern Time, on February 20, 2003 (or any later expiration date if we extend the Offer) by following the procedures listed in Section 3.

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Letter of Transmittal (together, the “Offer”). We will not accept options for exchange unless each of the Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, is properly returned in accordance with the instructions set forth in Section 3 before the Offer expires on the Expiration Date.

The shares of Restricted Stock, described further in this Offer to Exchange, are shares of our common stock subject to forfeiture and other restrictions until they vest. The Restricted Stock will be subject to the terms of a Restricted Stock Award Agreement between each tendering option holder and us.

The Restricted Stock Rights, described further in this Offer to Exchange, represent the right to receive shares of our common stock upon vesting and are subject to forfeiture and other restrictions until they vest. The Restricted Stock Rights will be subject to the terms of a Restricted Stock Rights Award Agreement between each tendering option holder and us.

The number of shares of Restricted Stock or Restricted Stock Rights that you receive with respect to your Class A to G Options will be determined by (i) multiplying (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (ii) adding the number of Restricted Stock shares or Restricted Stock Rights for all of such classes (rounded to the nearest whole share). The exchange factor for each such class is listed in the following table:

Class of Option	Exercise Prices	Exchange Factor
Class A	$19.28	.23
Class B	$19.5625	.30
Class C	$19.655	.16
Class D	$20.025	.14
Class E	$20.1875	.21
Class F	$20.46	.32
Class G	$21.8125	.30

To give you a sense of how the Offer to Exchange will work, here is an example:

If you tender 1,000 Class G Options with an exercise price per share of $21.8125, and 500 Class A Options with an exercise price per share of $19.28, then:

•	with respect to your Class G Options:

•	the number of your Class G Options (1,000) is multiplied by

•	the exchange factor for Class G of .30 (i.e., .30 of a share of Restricted Stock or Restricted Stock Right is awarded for every 1 option surrendered),

•	resulting in 300 shares of Restricted Stock or Restricted Stock Rights to be granted in exchange for your Class G Options; and

•	with respect to your Class A Options:

•	the number of your Class A Options (500) is multiplied by

•	the exchange factor for Class A of .23 (i.e., .23 of a share of Restricted Stock or Restricted Stock Right is awarded for every 1 option surrendered),

•	resulting in 115 shares of Restricted Stock or Restricted Stock Rights to be granted in exchange for your Class A Options; and

•	you receive a total of 415 shares of Restricted Stock or Restricted Stock Rights (the sum of 300 + 115 = 415).

In order for you to review your stock option grants, including your Eligible Options, we will mail to your home a copy of your most recent Personnel Option Status Report.

You will not be required to pay cash for the shares of Restricted Stock or Restricted Stock Rights or the shares of common stock you receive as a result of the vesting of the Restricted Stock Rights. However, as further discussed in Sections 13 and 14, there are tax consequences upon the vesting of the Restricted Stock and Restricted Stock Rights that may require you to satisfy your withholding tax obligations.

You may tender options at any time prior to 11:59 p.m. Eastern Time, on February 20, 2003 (or any later expiration date if we extend the Offer) by completing the Letter of Transmittal and the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, in accordance with the instructions in Section 3.

The term “Expiration Date” means 11:59 p.m., Eastern Time, on February 20, 2003, or such later date to which we extend the Offer in our discretion. See Section 15 for a description of our rights to extend, terminate and amend the Offer and Section 6 for a description of our rights to accept or reject all options that are properly tendered.

2.    Purpose of the Offer.

We are making this Offer to enhance the retentive and incentive impact of outstanding equity compensation awards, and to advance further our corporate philosophy of employees as owners by reducing the number of stock options currently outstanding in order to be able to grant different types of incentive awards.

We remain committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people and aligns the interests of our employees with those of our stockholders. However, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We feel that the existing underwater options do not advance this goal.

Accordingly, we felt it appropriate at this time to make this Offer in order to create a renewed opportunity for employees to realize future benefit from their equity awards.

Although our Board of Directors has authorized this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board of Directors nor the Compensation Committee is making a recommendation to employees as to whether or not to accept this Offer.

3.    Procedures; Acceptance of Options.

Proper Tender of Options.    If you decide to tender your options, you must return to us a properly completed Letter of Transmittal and a Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, by mail, hand delivery, overnight delivery, or facsimile to the address or facsimile number set forth below:

If by Mail, Hand Delivery or Overnight Delivery:
Michael F. Meimerstorf
Vintage Petroleum, Inc.
110 West Seventh Street, Suite 2300
Tulsa, Oklahoma 74119-1029

If by Facsimile, to Michael F. Meimerstorf at fax number (918) 878-5226.

To validly tender your options, you must deliver your properly completed Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, so that we RECEIVE them no later than 11:59 p.m., Eastern Time, on the Expiration Date.

We recommend that you keep a copy of your completed Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement.

We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options promptly following the Expiration Date. Promptly after we accept the options that have been tendered, we will notify employees through company announcement. Employees will also receive notice by electronic mail or other means as to the number of shares of Restricted Stock or Restricted Stock Rights you were granted.

You should review carefully the Offer to Exchange, the Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Agreement before making your decision. Copies of these documents have been provided to you by paper delivery.

The method of delivery of all documents, including Letters of Transmittal, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration of the Offer.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal, Notices of Withdrawal, Restricted Stock Award Agreements and Restricted Stock Rights Award Agreements. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Notice of Withdrawal, Restricted Stock Award Agreement, Restricted Stock Rights Award Agreement or options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. We may waive any defect or irregularity in any Letter of Transmittal, Notice of Withdrawal, Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.    By returning your completed Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, in accordance with the procedures described above and in the Letter of Transmittal, you will have accepted the terms and conditions of the Offer. Subject to the conditions set forth in Section 6, our acceptance of Eligible Options that are properly tendered and your Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the Expiration Date.

Effect on Existing Options.    If you tender none of your Eligible Options, all of your existing options and the option agreement(s) evidencing your options will continue in effect on their existing terms and conditions. If you tender your Eligible Options, upon our acceptance of options tendered in this Offer, the option agreement(s) evidencing the grant of those options will be deemed null and void and those options will be cancelled.

Questions about the Offer.    You should direct questions about your eligible stock options applicable to this Offer, requests for assistance in identifying eligible stock options, or other questions to Michael F. Meimerstorf at (918) 878-5742. Also see the question and answer section to this Offer for other questions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

4.    Withdrawal Rights.

You may only withdraw options you have previously tendered by following the procedures described in this Section 4. You may withdraw your options (i) at any time before the Expiration Date or (ii) after March 18, 2003 if by such date we have not accepted the options that have been tendered, in accordance with Rule 13e-4(f)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”).

If you tender your Eligible Options, but before the Expiration Date you want to withdraw your tender, you must withdraw all your Eligible Options. Similarly, if you have withdrawn your tender, and before the Expiration Date you want to re-accept the Offer and exchange your Eligible Options, you must properly re-tender all your Eligible Options in accordance with the procedures set forth in Section 3.

In order to withdraw your tender, you must deliver the Notice of Withdrawal by mail, hand delivery, overnight delivery or facsimile in accordance with the instructions in Section 3 on or prior to the Expiration Date. Such delivery is subject to the same assumption of risk as set forth in Section 3 above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

5.    Acceptance of Options for Cancellation; Issuance of Restricted Stock and Restricted Stock Rights.

On the terms and subject to the conditions of this Offer, if we accept all properly tendered Eligible Options in accordance with Section 6, we will accept for exchange and will cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. If you are tendering Options, no Letter of Transmittal will be accepted unless the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, is returned to us in accordance with the instructions in the Letter of Transmittal. The effective grant date for the Restricted Stock or Restricted Stock Rights will be the Expiration Date, unless, in accordance with the conditions set forth in Section 6, we reject all options that are tendered.

The Restricted Stock award or Restricted Stock Rights award will be for the total number of shares of Restricted Stock or Restricted Stock Rights that you will receive in exchange for the Options based on the applicable exchange factor. To the extent that we accept the Eligible Options that you tender, the option agreement(s) evidencing the options tendered will be deemed null and void.

We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options promptly following the Expiration Date. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other means of written communication that the Offer expired and your options were accepted. We will inform you of the number of shares of Restricted Stock or Restricted Stock Rights you were granted. Our communication to you indicating our acceptance will form a binding agreement between you and us.

6.    Conditions of the Offer.

Promptly following the Expiration Date (which will be February 20, 2003 at 11:59 p.m., Eastern Time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of Eligible Options, and you will keep all your current options and you will not receive any Restricted Stock or Restricted Stock Rights.

We will not be required to accept for exchange any options tendered and may terminate or amend the Offer or may postpone the acceptance for exchange any options tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

(i)
challenges the making of the Offer, the acquisition of any or all of the options pursuant to the Offer, the exchange of Restricted Stock or Restricted Stock Rights for such options, or otherwise relates in any manner to the Offer; or

(ii)
in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)	make the acceptance for exchange of any or all of the options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(ii)	delay or restrict the ability of us, or render us unable, to accept for exchange any or all of the options; or

(iii)
materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v)	any significant change in the market price of the shares of our common stock from the $10.67 per share price used in the Black-Scholes valuation of the Eligible Options;

(vi)
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock or that makes it inadvisable to proceed with the Offer;

(vii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d)
a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Offer); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

(e)
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or would be materially adverse to us or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.    Price Range of Our Common Stock and Dividends Paid.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “VPI.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the New York Stock Exchange composite transactions and the cash dividends paid per share of our common stock. For current price information, you are urged to consult publicly available sources.

	High	Low	Dividends Paid
Fiscal Year Ended December 31, 2001
First Quarter	$22.81	$18.44	$.03
Second Quarter	22.20	18.02	.03
Third Quarter	20.25	14.75	.035
Fourth Quarter	18.95	11.77	.035
Fiscal Year Ended December 31, 2002
First Quarter	$14.70	$7.85	$.035
Second Quarter	14.96	10.61	.035
Third Quarter	11.80	8.10	.04
Fourth Quarter	11.50	8.32	.04
Fiscal Year Ended December 31, 2003
First Quarter (through January 17)	$11.46	$10.01	$.04

As of January 17, 2003, the closing price of our common stock, as reported by the New York Stock Exchange, was $10.93 per share. As of January 17, 2003, there were 63,366,272 shares of our common stock outstanding.

We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

8.    Source and Amount of Consideration; Terms of Restricted Stock and Restricted Stock Rights.

Consideration.    If you tender Eligible Options, you will receive Restricted Stock or Restricted Stock Rights. The number of Restricted Stock shares or Restricted Stock Rights that you receive will be determined by (i) multiplying (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth in Section 1), and (ii) totaling the results for all of those classes (rounded to the nearest whole share). A description of the Class A to G Options and the related exchange factors are set forth in Section 1.

As of January 17, 2003, there were issued and outstanding options to purchase 2,227,500 shares of our common stock that were eligible to participate in this Offer. If all such options are exchanged, we will issue Restricted Stock and Restricted Stock Rights for 578,490 shares of our common stock, in the aggregate.

Terms of Restricted Stock and Restricted Stock Rights.    If you tender Options, you will receive Restricted Stock or, in the case of our Eligible Employees who reside in Canada, Restricted Stock Rights, issued under the 1990 Plan. The Restricted Stock and Restricted Stock Rights will be subject to all the terms and conditions of the 1990 Plan. Our statements concerning the 1990 Plan and the Restricted Stock and Restricted Stock Rights are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1990 Plan and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement between you and us. The 1990 Plan and the forms of Restricted Stock Award

Agreement and Restricted Stock Rights Award Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the SEC.

The number of shares of our common stock that may be subject to outstanding awards from time to time under the 1990 Plan is equal to 10 percent of the total number of outstanding shares of our common stock minus the total number of shares of our common stock subject to outstanding awards under any other stock-based plan for our employees or directors. This means that each time we issue shares of our common stock, the number of shares that may be subject to outstanding awards under the 1990 Plan will increase. The number of shares that may be subject to outstanding awards under the 1990 Plan is currently 6,276,627 shares. As of January 17, 2003, 527,583 shares were available for future grants of awards under the 1990 Plan.

Each share of Restricted Stock will be subject to forfeiture and other restrictions until the applicable vesting date. The Restricted Stock may not be sold, transferred, pledged or assigned until the shares of Restricted Stock vest. Upon the grant of the Restricted Stock, we will issue a certificate or certificates for the Restricted Stock in your name but we will retain the certificates until the Restricted Stock vests. You will be entitled to all of the rights of absolute ownership of the Restricted Stock, including the right to vote such shares and to receive dividends therefrom, subject to the terms, conditions and restrictions in the 1990 Plan and the Restricted Stock Award Agreement. Upon vesting, you may transfer or sell the shares, subject to applicable securities laws.

Each Restricted Stock Right will be subject to forfeiture and other restrictions until the applicable vesting date. The Restricted Stock Rights may not be sold, transferred, pledged or assigned and will not entitle you to vote or receive dividends, notices of meetings, or other materials provided to Vintage stockholders until the Restricted Stock Rights vest and you receive shares of our common stock. When the Restricted Stock Rights vest, you will receive the related shares of common stock, at which time you will be entitled to voting and other rights associated with ownership of our common stock and may transfer or sell the shares, subject to applicable securities laws.

Vesting.    So long as you remain employed with Vintage or its subsidiaries, the Restricted Stock and Restricted Stock Rights will vest in three annual installments with the first thirty-three and one-third percent (33 1/3%) vesting on February 20, 2004; the second thirty-three and one-third percent (33 1/3%) vesting on February 20, 2005; and the remaining thirty-three and one-third percent (33 1/3%) vesting on February 20, 2006. On February 20, 2006, the Restricted Stock and Restricted Stock Rights will be fully vested. Even if your options are now partially or fully vested, the Restricted Stock or Restricted Stock Rights you receive will be subject to vesting over this three-year period. You will not be given credit for vesting as a result of service with Vintage prior to the date the Restricted Stock or Restricted Stock Rights are granted.

The Restricted Stock or Restricted Stock Rights also may vest early upon the occurrence of certain events described below.

Forfeiture.    Any unvested Restricted Stock or Restricted Stock Rights will be forfeited if you voluntarily resign or if Vintage terminates your employment for cause.

If any portion of your Restricted Stock or Restricted Stock Rights has vested prior to the date of termination, you will be entitled to keep the related shares that were issued to you at vesting.

Early Vesting.    You will be entitled to early vesting of all or a portion of your Restricted Stock or Restricted Stock Rights in the following circumstances:

(i)    Your death or disability;

(ii)    Your termination of employment as a result of a dismissal or other action by us or any of our subsidiaries that does not constitute a termination for cause;

(iii)    A change of control of us as defined in the 1990 Plan; or

(iv)    For Restricted Stock Rights, a change of control of Vintage Petroleum Canada, Inc.

Stock Certificates.    Your Restricted Stock will be evidenced by stock certificate(s) and the Restricted Stock Award Agreement between you and us. We will issue a certificate or certificates in your name and will retain the certificate or certificates until the shares are vested. You will execute and deliver to us a stock power in blank for the Restricted Stock. Upon vesting, we will send you the stock certificate for the shares of Restricted Stock that have vested.

Your Restricted Stock Rights will be evidenced by the Restricted Stock Rights Award Agreement between you and us. As the Restricted Stock Rights vest as described above, the shares of common stock relating to the vested portion of the Restricted Stock Rights will be issued to you.

Tax Consequences.    You should refer to Section 13 for a discussion of the material U.S. federal tax consequences of the acquisition and vesting of Restricted Stock for U.S. citizens and residents.

We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

Also please see Section 14 for a general discussion of certain tax consequences for non-U.S. employees. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

Registration of Shares.    All shares of Restricted Stock and shares to be issued when the Restricted Stock Rights vest have been registered under the Securities Act of 1933 (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. A copy of the prospectus for the 1990 Plan is available from us. Unless you are considered an “affiliate” of Vintage, upon vesting you will be able to sell your shares of Restricted Stock or shares related to the Restricted Stock Rights free of any transfer restrictions under applicable securities laws.

9.    Information About Vintage.

Vintage was incorporated in 1983 under the laws of the State of Delaware. Our principal executive offices are located at 110 West Seventh Street, Suite 2300, Tulsa, Oklahoma 74119-1029; telephone (918) 592-0101. Our common stock, par value $.005 per share, is listed on the New York Stock Exchange under the symbol “VPI.”

See “Additional Information” in Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Financial Information:    The information set forth on pages 3 through 35 of our current report on Form 8-K dated November 22, 2002, containing our audited consolidated financial statements as of and for the years ended December 31, 2000 and 2001 and the information set forth on pages 2 through 25 of our quarterly report on Form 10-Q for the quarter ended September 30, 2002, are incorporated herein by reference.

Summary Financial Information

The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2000 and 2001 and our unaudited consolidated financial statements for the nine months ended September 30, 2002 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the nine months ended September 30, 2001 and 2002, and the consolidated balance sheet data as of September 30, 2002, have been derived from unaudited consolidated financial statements incorporated by reference in this document. Results for the nine months ended September 30, 2002, are not necessarily indicative of the expected results for the full year. The following summary historical consolidated financial data does not reflect the presentation of our Ecuador interests as discontinued operations. On December 16, 2002, we reported that we had signed an agreement to sell our interests in Ecuador. The sale is expected to close January 31, 2003. We filed a current report on Form 8-K on January 21, 2003, that presents certain financial information as if our Ecuador interests were discontinued operations.

	Years Ended December 31,		Nine Months Ended September 30,
	2000	2001	2001	2002
	(In thousands, except ratios and per share amounts)
Statement of Operations Data:
Oil and gas sales	$680,350	$731,359	$588,610	$438,265
Gas marketing revenues	128,836	130,209	115,295	45,215
Gathering revenues	19,998	17,032	15,100	4,524
Total revenues	806,219	909,487	721,401	509,345
Operating expenses	300,477	357,683	287,001	206,283
Exploration costs	25,203	21,998	15,178	21,566
Impairment of oil and gas properties	225	29,050	10,706	—
Depreciation, depletion and amortization	100,109	168,944	116,060	140,236
Amortization of goodwill	—	11,940	7,191	—
Interest expense	48,437	64,728	46,658	58,226
Income from continuing operations before cumulative effect of change in accounting principle	197,419	134,144	129,509	34,020
Net income (loss)	195,893	133,507	129,159	(12,042)

Income per share from continuing operations before cumulative effect of change in accounting principle:
Basic	3.15	2.13	2.06	.54
Diluted	3.08	2.10	2.03	.53
Income (loss) per share:
Basic	3.13	2.12	2.05	(.19)
Diluted	3.06	2.09	2.02	(.19)

Cash Flow Data:
Cash provided (used) by:
Operating activities	$396,142	$296,282	$267,981	$156,485
Investing activities	(261,973)	(724,384)	(706,487)	(34,507)
Financing activities	(157,350)	423,593	433,375	(117,690)

Balance Sheet Data (end of period):
Total assets	$1,338,397	$2,096,788	$2,161,224	$1,967,096
Long-term debt	464,229	1,010,673	1,016,344	924,215
Stockholders’ equity	624,857	729,443	733,464	703,840

Other Financial Data:
Book value per share (a)	$9.95	$11.56	$11.63	$11.11
Ratio of earnings to fixed charges (b)	6.7x	4.0x	5.1x	1.6x

(See notes on following page)

(a)	Book value per share equals the total stockholders’ equity divided by the number of shares of common stock outstanding.

(b)
Computed by dividing earnings by fixed charge. For this purpose, earnings are defined as consolidated income before income taxes and cumulative effect of change in accounting principle and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.

10.    Interests of Directors and Officers; Transactions and Arrangements About the Options.

Information about the members of our Board of Directors (the “Board”), who are not eligible to participate in the Offer, and our executive officers is attached to this Offer to Exchange as Schedule A. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our Proxy Statement for our 2002 Annual Meeting of Stockholders, incorporated herein by reference.

As of January 17, 2003, our executive officers and directors as a group beneficially held options outstanding under our option plans to purchase a total of 3,868,142 shares of our common stock.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock or stock options during the 60 days prior to the date hereof, other than (i) routine purchases by our executive officers who participate in the Vintage common stock fund in our 401(k) plan and (ii) the grant under the 1990 Plan of an option to purchase 5,000 shares of our common stock at an exercise price of $10.88 per share to Gerald J. Maier, a non-employee director, on December 13, 2002.

We have been advised that most of our executive officers, including those that are directors, intend to tender options pursuant to the Offer. Our non-employee directors are not eligible to participate in the Offer.

Except for outstanding options to purchase common stock and restricted stock and restricted stock rights awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.    Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer.

Upon communication of this Offer, all Eligible Options will be treated for financial reporting purposes as variable awards. The Eligible Options that we accept for tender in connection with the Offer will be cancelled, and Restricted Stock and Restricted Stock Rights will be issued. Variable accounting will cease on the cancelled options; however, the fair market value of the shares of the Restricted Stock and the shares of our common stock related to the Restricted Stock Rights will be recorded as a non-cash compensation expense over the vesting period. The Eligible Options that are not tendered in this Offer will continue to be treated as variable awards for financial reporting purposes until those options are exercised, forfeited, or expire.

12.    Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock and Restricted Stock Rights is subject to the conditions described in Section 6.

13.    Material U.S. Tax Consequences.

The following is a general summary of what we believe to be the material United States Federal tax consequences of the Offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. This summary does not discuss all of the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. Because the applicable provisions of the Code are quite technical and complex, and are subject to amendment or different interpretations, and because their application may vary in individual cases, you are urged to consult your own tax advisor with respect to your individual tax consequences of participating in the Offer.

Issuance of Restricted Stock.    If you do not make an election under Section 83(b) of the Code, then you will recognize taxable income each time a portion of your Restricted Stock vests. The amount of such taxable income will equal the fair market value of the portion of your Restricted Stock that vests on that date, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of recognizing such income, by cash payment or other arrangement agreed upon between you and us (such as withholding from other compensation due you).

If you make a Section 83(b) election with respect to your Restricted Stock, then you will recognize taxable income at the time of the award equal to the fair market value of all your Restricted Stock at that time, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you are subject as a result of recognizing such income, by cash payment or other arrangement agreed upon between you and us. A Section 83(b) election must be made within thirty (30) days after the date the Restricted Stock is awarded to you. Should you subsequently forfeit any portion of your Restricted Stock before such Restricted Stock vests (for example, you cease to be a Vintage employee before a vesting date), you will not be able to recover the taxes you paid with respect to your unvested Restricted Stock or to claim any deduction for those taxes.

We will generally be allowed a business expense deduction for the amount of taxable income recognized by you in connection with the issuance or vesting of your Restricted Stock.

Subsequent Sale of Restricted Stock.    Upon a sale or other taxable disposition of your Restricted Stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less your tax basis in those shares. Your tax basis will equal the fair market value of those shares at the time you recognized taxable income with respect to those shares. A capital loss will result to the extent the amount realized upon such sale or disposition is less than your tax basis in the shares. The gain or loss will be long-term if your holding period for the shares is more than one year at the time of the sale or disposition. Your holding period for your shares of Restricted Stock will start either (i) at the time your shares of Restricted Stock vest, if no Section 83(b) election is filed within thirty (30) days after the Restricted Stock is awarded to you, or (ii) at the time you are awarded shares of Restricted Stock, if you file a Section 83(b) election within thirty (30) days after the date of the award.

Incentive Stock Options.    Certain of the options subject to the Offer are intended to qualify as “incentive stock options.” In order for a holder of incentive stock options to receive certain favorable tax treatment with respect to shares of common stock obtained through the exercise of those options, several statutory requirements must be satisfied. One of those requirements is that the stock subject to the incentive stock option be held by the optionee following exercise of the option for two years after the date the option was granted, or, if later, one year after the option is exercised (the “statutory holding period”).

If the holder of an incentive stock option does not tender the incentive stock option pursuant to the Offer, the statutory holding period for that option will begin on the date of the Offer. This is because the Offer is treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements. Therefore, in order to be eligible for favorable tax treatment, a holder of an incentive stock option who declines the Offer must hold any stock purchased on exercise of the option for two years after the date of the Offer, or, if later, one year after the option is exercised.

14.    International Tax Consequences.

We recommend that you consult your own tax or financial advisor with respect to the tax consequences in your country of residence before deciding to participate in the Offer. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

Canada.    The following is a summary of the principal Canadian federal income tax considerations generally relevant to an individual resident in Canada who accepts the Offer. The summary applies only to individuals resident in Canada for the purposes of the Income Tax Act (Canada) (the “Act”) who: (i) currently hold Eligible Options in circumstances where such Eligible Options were received in respect of, in the course of, or by virtue of the individual’s employment; (ii) deal at arm’s length with Vintage and are not affiliated with Vintage for purposes of the Act; and (iii) did not pay any amount to acquire the Eligible Options. The summary is based on the current provisions of the Act, the current Regulations under the Act, the current administrative policies and assessing practices of the Canada Customs and Revenue Agency (the “CCRA”), and all proposed amendments to the Act and Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). There can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Apart from the Proposed Amendments, the summary does not anticipate any changes in law or in administrative policies or assessing practices.

This summary is of a general nature, and is not intended to be, and should not be construed as, legal or tax advice to any particular individual. Individuals are urged to consult with their own tax advisors regarding the consequences of accepting the Offer.

If you accept the Offer, you will be considered to have disposed of your Eligible Options to Vintage in exchange for Restricted Stock Rights in a fully taxable transaction. You will be required to include in computing your income for the year in which you dispose of your Eligible Options a taxable employment benefit (the “Primary Benefit”) equal to the aggregate fair market value of the Restricted Stock Rights received on the exchange.

The value of the Restricted Stock Rights for this purpose is a question of fact. You should consult your own tax advisor for advice as to the appropriate method for determining the value of the Restricted Stock Rights for purposes of computing the amount of the Primary Benefit. Vintage will report the Primary Benefit on your Form T4 for the year in which you dispose of your Eligible Options, and you may be subject to withholding at source in respect of remuneration otherwise payable to you.

You may be entitled to a deduction in computing your income for the year in which the exchange occurs pursuant to section 110(1)(d) of the Act. If the exercise price of the Eligible Options you exchange for Restricted Stock Rights is greater than or equal to the fair market of the shares receivable upon the exercise of such Eligible Options (which fair market value is to be determined as of the date you were granted such Eligible Options) you may be entitled to the deduction. You should consult your own tax advisor as to the potential availability of this deduction in respect of the Primary Benefit. Where available, the amount of this deduction would be 50% of the amount of the Primary Benefit.

When the Restricted Stock Rights vest and the related shares of Vintage (the “Underlying Shares”) are issued, you may be subject to Canadian income tax. You will be required to include in computing your income for the year in which the Restricted Stock Rights vest the aggregate fair market value of such Underlying Shares as of the date of vesting less the amount of the Primary Benefit (the “Secondary Benefit”). The amount of the Secondary Benefit is a question of fact in respect of which you are urged to contact your own tax advisor. A T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which your Restricted Stock Rights vest.

You may be entitled to a deduction in computing your income for the year in which the Restricted Stock Rights vest pursuant to section 110(1)(d) of the Act. If the amount of the Primary Benefit is greater than or equal to the fair market value of the Underlying Shares on the date you are granted the Restricted Stock Rights you may be entitled to the deduction. You should consult your tax advisor as to the availability of the deduction in respect of the Secondary Benefit. Where available, the amount of this deduction would be equal to 50% of the Secondary Benefit.

In general, the cost of the Underlying Shares you receive on the vesting of the Restricted Stock Right will be equal to the sum of the Primary Benefit and the Secondary Benefit. This cost must be averaged with the adjusted cost base of any other Vintage shares held by you to determine the adjusted cost base of the Underlying Shares. If you sell or otherwise dispose of the Underlying Shares you will generally be considered to realize a capital gain (or capital loss) to the extent your proceeds of disposition exceed (or are less than) the aggregate of your adjusted cost base of the Underlying Shares and any reasonable costs of disposition. Generally speaking, 50% of any net capital gain realized by you must be included in income as a taxable capital gain for the year during which the gain is realized. Additionally, 50% of any capital loss realized by you upon a disposition of the Underlying Shares may be deducted against taxable capital gains realized in the year in which the disposition occurs, any of the three preceding years and any subsequent year, to the extent and under the circumstances prescribed in the Act.

If the Restricted Stock Rights are forfeited to Vintage you will generally realize a capital loss equal to the Primary Benefit. You may also realize a capital loss if the value of the Underlying Shares at the time the Restricted Stock Rights vest is less than the amount of the Primary Benefit. It is important to note that any income resulting from the Primary Benefit and the Secondary Benefit is not a capital gain and, therefore, no portion of any capital loss realized on the forfeiture of the Restricted Stock Rights, or as a result of a decline in the value of the Underlying Shares prior to the vesting of the Restricted Stock Rights, may be deducted against such income.

15.    Extension of Offer; Termination; Amendment.

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any options tendered for exchange by publicly announcing the extension and giving oral or written notice of the extension to the option holders. If we extend the Offer beyond February 20, 2003, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Time, on February 21, 2003.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice thereof to the option holders and making an announcement thereof. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the per share exchange factors for any class of options (i.e., the consideration offered in the Offer to option holders) or increasing the number of options eligible to be exchanged or surrendered in the Offer.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Act and will notify you by electronic mail or other written communication. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.

16.    Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to this Offer.

17.    Additional Information.

The SEC allows us to incorporate by reference information into this document, which means we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the following documents we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 20, 2002;

•	our Current Report on Form 8-K filed on November 27, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 14, 2002;

•	our Current Report on Form 8-K filed on January 21, 2003;

•	our 2002 Annual Meeting Proxy Statement on Schedule 14A filed on April 2, 2002; and

•
the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 19, 1990, including any amendments or reports we have filed or may file for the purpose of updating that description.

The SEC file number for these filings is 001-10578. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Vintage Petroleum, Inc.
110 West Seventh Street, Suite 2300
Tulsa, Oklahoma 74119-1029
Attn:  Michael F. Meimerstorf, Assistant Secretary

or by telephoning Michael F. Meimerstorf at (918) 878-5742 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

We also incorporate by reference into this document additional documents that may be filed by Vintage with the SEC after the date of this document until the termination of the Offer, including additional Current Reports on Form 8-K.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

The information contained in this Offer to Exchange about Vintage should be read together with the information contained in the documents to which we have referred you in this document.

18.    Miscellaneous.

This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this Offer to option holders in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

Vintage Petroleum, Inc.

January 21, 2003

SCHEDULE A

Information About Vintage’s Directors and Executive Officers

The following is a list of our directors and executive officers, their positions and offices held, and their ownership of options eligible to participate in this Offer as of January 17, 2003:

Name	Position and Offices Held	Shares of Common Stock Underlying Options Owned and Eligible to Participate in this Offer (#)
Charles C. Stephenson, Jr.	Director and Chairman of the Board of Directors	-0-
S. Craig George	Director, President and Chief Executive Officer	240,000
William L. Abernathy	Director, Executive Vice President and Chief Operating Officer	175,000
William C. Barnes	Director, Executive Vice President, Chief Financial Officer, Secretary and Treasurer	185,000
William E. Dozier	Senior Vice President—Business Development	130,000
Kellam Colquitt	Vice President—Exploration	34,000
Robert W. Cox	Vice President—General Counsel	54,000
Andy R. Lowe	Vice President—Marketing	72,000
J. Chris Jacobsen	Vice President—U.S. Operations	-0-
Michael F. Meimerstorf	Vice President and Controller	83,000
Robert E. Phaneuf	Vice President—Corporate Development	105,000
Larry W. Sheppard	Vice President—New Ventures	110,000
Martin L. Thalken	Vice President—Acquisitions	100,000
Gary A. Watson	Vice President—Canadian Operations	72,000
John T. McNabb	Director	-0-
Bryan H. Lawrence	Director	-0-
Joseph D. Mahaffey	Director	-0-
Gerald J. Maier	Director	-0-

The business address and telephone number of each director and executive officer is care of Vintage Petroleum, Inc., 110 West Seventh Street, Suite 2300, Tulsa, Oklahoma 74119-1029, (918) 592-0101.

A-1